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The following is the transcript of an investor and analyst call for Merck KGaA, Darmstadt, Germany.

FEBRUARY 27, 2019 / 2:30PM, MRK.DE - Merck KGaA, Darmstadt, Germany Submits All-Cash Proposal to Acquire Versum Materials

CORPORATE PARTICIPANTS

Constantin Fest Merck KGaA, Darmstadt, Germany - Head of IR

Kai Beckmann Merck KGaA, Darmstadt, Germany - CEO of Performance Materials & Member of the Executive Board

Marcus Kuhnert Merck KGaA, Darmstadt, Germany - CFO & Member of Executive Board

Stefan Oschmann Merck KGaA, Darmstadt, Germany - Chairman of Executive Board & CEO

CONFERENCE CALL PARTICIPANTS

Daniel Wendorff Commerzbank AG, Research Division - Analyst

Emily Field Barclays Bank PLC, Research Division - Research Analyst

Joseph W Lockey Morgan Stanley, Research Division - Equity Analyst

Matthew Weston Crédit Suisse AG, Research Division - MD and Co-Head of European Pharmaceutical Equity Research

Peter Verdult Citigroup Inc, Research Division - Director

Richard Vosser JP Morgan Chase & Co, Research Division - Senior Analyst

Sachin Jain BofA Merrill Lynch, Research Division - MD

Wimal Kapadia Sanford C. Bernstein & Co., LLC., Research Division - Research Analyst

PRESENTATION

Operator

Ladies and gentlemen, welcome to the Merck KGaA, Darmstadt, Germany investor and analyst conference call. (Operator Instructions) May I now hand you over to, Constantin Fest, Head of Investor Relations, who will lead you through this conference. Please go ahead, sir.

Constantin Fest - Merck KGaA, Darmstadt, Germany - Head of IR

Many thanks, and warm welcome to this Merck KGaA, Darmstadt, Germany conference call on today's news. My name is, Constantin Fest, Head of Investor Relations at Merck KGaA, Darmstadt, Germany and today I'm joined by Stefan Oschmann, our Group CEO, as well as Marcus Kuhnert our Group CFO.

We're also delighted to have on this call joining the Q&A, Kai Beckmann, CEO of our Performance Materials sector.

So in the next 20 minutes, we would like to run you through the key slides of this presentation. Following that, we have some additional 20 to 25 minutes to take your questions. Before we start, let me share our legal disclaimer cautionary note regarding forward-looking statements and financial indicators.

Cautionary Note Regarding Forward-Looking Statements and Future Indicators

This communication may include forward-looking statements, statements that include words such as anticipate, expect, should, would, intend, plan, project, seek, believe, will and other words of similar meaning in connection with future events or future operating or financial performance are often used to identify forward-looking statements. All statements in this communication, other than those relating to historical information or current conditions are forward-looking statements.

We intend these forward-looking statements to covered by the Safe Harbor provisions for forward-looking statements in the Private Securities Litigation Reform Act of 1995.

These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond control of Merck KGaA, Darmstadt, Germany, which could cause actual results to differ materially from such statements.

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FEBRUARY 27, 2019 / 2:30PM, MRK.DE - Merck KGaA, Darmstadt, Germany Submits All-Cash Proposal to Acquire Versum Materials Call

Risks and uncertainties include, but are not limited to: the risks of more restrictive regulatory requirements regarding drug pricing, reimbursement and approval; the risk of stricter regulations for the manufacture, testing and marketing products; the risk of destabilization of political systems and the establishment of trade barriers; the risk of changing marketing environment for multiple sclerosis products in the European Union; the risk of a greater competitive pressure due to biosimilars; the risks of research and development; the risk of discontinuing development projects and regulatory approval of developed medicines; the risk of temporary ban on products, production facilities or of non-registration of products due to noncompliance with quality standards, the risk of an import brand on products to the United States due to an FDA warning letter; the risks of dependency of suppliers; risks due to product related crime, espionage; risks in relation to the use of financial instruments; liquidity risks; counterparty risks, market risks; risks of impairment on balance sheet items; risks from pension obligations; risk from product-related and patent law disputes; risks from antitrust law proceedings; risks from drug pricing by the divested Generics Group; risks in human resources; risks from e-crime and cyber attacks, risk due to the failure of business-critical information technology applications or to failure of data center capacity; environmental and safety risks; unanticipated contract or regulatory issues, a potential downgrade in the rating of the indebtedness of Merck KGaA, Darmstadt, Germany; downward pressure on the common stock price of Merck KGaA, Darmstadt, Germany, and its impact on goodwill impairment evaluations as well as the impact of future regulatory or legislative actions.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included elsewhere including the Reports on Risks and Opportunities Section of the most recent annual report and quarterly report of Merck KGaA, Darmstadt, Germany.

Any forward-looking statements made in this communication are qualified in their entirety by these cautionary statements, and there can be no assurance that the actual results or developments, anticipated by us will be realized or even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations.

Except to the extent required by applicable law, we undertake no obligation to update publicly or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

This presentation contains certain financial indicators such as EBITDA pre exceptionals, net financial debt and earnings per share pre exceptionals, which are not defined by International Financial Reporting Standards, IFRS.

These financial indicators should not be taken into account in order to access — assess the performance of Merck KGaA, Darmstadt, Germany in isolation or used as an alternative to the financial indicators presented in the consolidated financial statements and determined in accordance with IFRS. The figures presented in this statement have been rounded. This may lead to individual values not adding up to the totals presented.

Additional Information and Where to Find It.

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. This communication relates to a proposal which Merck KGaA, Darmstadt, Germany has made for a business combination transaction with Versum Materials, Inc. Versum. In furtherance of this proposal and subject to future developments, Merck KGaA, Darmstadt Germany (and if a negotiated transaction is agreed, Versum Materials) intends to file relevant materials with the SEC, including a proxy statement on Schedule 14A, the Proxy Statement. This communication is not a substitute for the Proxy Statement or any other document Merck KGaA, Darmstadt, Germany, Versum Materials or Entegris, Inc. may file with the SEC in connection with the proposed transaction. Stockholders of Versum materials are urged to read all relevant documents filed with the SEC, including the proxy statement, because they will contain important information about the proposed transaction. Any definitive Proxy Statement will be delivered to the stockholders of Versum Materials. Investors and security holders will be able to obtain free copies of these documents, if and when available, and other documents filed with the SEC by Merck KGaA, Darmstadt, Germany through the website maintained by the SEC at http://www.sec.gov.

Participants in Solicitation

Merck KGaA, Darmstadt, Germany and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Versum Materials common stock in respect of the proposed transaction. Information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available.

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FEBRUARY 27, 2019 / 2:30PM, MRK.DE - Merck KGaA, Darmstadt, Germany Submits All-Cash Proposal to Acquire Versum Materials Call

For U.S. legal purposes, we are obliged to use the name Merck KGaA, Darmstadt, Germany. In order not to link on this presentation, we will refer to we or our company.

With this, I'd like to directly hand over to Stefan to kick off this presentation.

Stefan Oschmann - Merck KGaA, Darmstadt, Germany - Chairman of Executive Board & CEO

Thank you, Constantin. And welcome to today's conference call, ladies and gentlemen. Obviously, apologies for the short notice. Few hours ago, we announced our proposal to acquire Versum Materials for all-cash price of USD 48 per share.

This values Versum Materials with an enterprise value of about USD 6 billion, and represents a 52% premium of Versum Materials, unaffected share price and 16% premium of a closing share price, yesterday.

Our proposal provides greater value and the immediate certainty of cash. Closing is expected in the second half of 2019. And neither do we foresee legal or regulatory problems nor is a vote of the Merck KGaA, Darmstadt, Germany shareholder is required.

So we are presenting the Board and Versum Materials shareholders a superior proposal to its current pending merger agreement with Entegris.

Let me explain briefly why the proposed transaction is also in the best interest of Merck KGaA, Darmstadt, Germany’s shareholders.

You may remember that in summer 2018, we announced the new way forward for our Performance Materials business. We clearly stated that we would focus on the electronics materials market, and that the Semiconductor Solutions business will be our focus.

We see attractive growth opportunities in the sector, and we strongly believe in the compelling strategic fit with Versum Materials.

Marcus will guide you through the detailed financials in a minute, but let me assure you that with the expected synergies, the proposed transaction will be swiftly value accretive.

Now on Slide number 8. Quickly, a couple of words about Versum Materials itself, Versum Materials is a leading U.S. based publicly listed company with annual sales of about USD 1.4 billion, and a market capitalization of about USD 4.6 billion, as per yesterday's close.

It is a global supplier of the electronics industry, specifically of high-purity process chemicals, gases and equipment serving mainly semiconductor manufacturers.

Slide 9. Our proposed bid creates a leading electronic materials platform with focus on the semiconductor and display industries. The pro forma combined annual revenue of our Performance Materials business will be in the range of EUR 3.5 billion. The combination raises our scale, our product and services depth and our geographic diversity and enables an acceleration of innovation for our customers in a rapidly evolving marketplace.

With a complementary, deeper and broader product offering, we will be well-positioned to capitalize on the long-term growth trends in the electronics industry, you are familiar with.

However, not only is the proposed transaction is in best interest of our and Versum Materials' shareholder, our customers will benefit from the combined R&D strength, which will increase innovation, speed, capacity and expertise to generate novel technologies.

We will be able to provide even better technology solutions, giving our breadth of expertise, while our enhanced global presence and the strength in supply chain will ensure reliable supply for our customers' fabs worldwide.

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FEBRUARY 27, 2019 / 2:30PM, MRK.DE - Merck KGaA, Darmstadt, Germany Submits All-Cash Proposal to Acquire Versum Materials Call

Versum Materials employees will become an integral part of leading Performance Materials business, and we are committed to maintaining the Tempe, Arizona site as an important hub for the combined businesses.

So in total, we're strongly convinced that we have a compelling proposal to all stakeholders, and that we are the best home for Versum Materials. And with this, I hand over to Marcus.

Marcus Kuhnert - Merck KGaA, Darmstadt, Germany - CFO & Member of Executive Board

Thank you, Stefan, and good morning all from my side, and good afternoon, here to Europe.

You're all aware of the key financials of the proposed transactions. So let me just briefly give you a couple of additional points.

The enterprise value is EUR 5.3 billion and the offer is all cash. This values Versum Materials on a 2019 enterprise value EBITDA multiple based on latest consensus estimates of 12.6x.

And if we include the full run rate of our expected synergies, this translates into a pro forma enterprise value EBITDA multiple of 11x.

You will find that this is fully in line with prior industry transactions and it underlines the point Stefan just made, a highly attractive offer.

So what are the next steps? It is now up to Versum Materials Board of Directors to review our proposal.

We trust that the Board of Directors will make the formal determination that our proposal is superior to the current pending merger agreement with Entegris. Immediately following such determination, we are ready to enter into discussions with Versum Materials to reach definite transaction agreement.

As we are prepared to complete the transaction on terms substantially identical to the terms agreed with Entegris, we expect to be able to complete this process within a very short period of time, as Stefan said, in the second half of 2019.

The preparation of the financing structures is well underway, and our balance sheet remains solid even including the proposed acquisition.

I'm going now to Slide number 13. On this slide, we have collected a couple of important points to give you an idea of what this deal means for Merck KGaA, Darmstadt, Germany financially, and that it clearly meets our financial M&A criteria. Inclusion of Versum Materials would raise our net sales by roughly 8% on a pro forma basis, and EBITDA pre by around 11% including the full synergy run rate.

Due to the Versum's above-average profitability, we estimate that our EBITDA pre margin would expand by some 60 basis points already in the first full year after the expected closing. With this sizable earnings contribution and the identified synergies, I will come to these in a second, the proposed acquisition could be immediately EPF pre-accretive.

If you look at an earnings per share all-in, that means including integration and transaction costs, our estimate is that the transaction could be accretive by year 3. The transaction also meets our third criteria to earn our cost of capital.

From a leverage perspective, we expect net-debt-to-EBITDA pre to rise to 2.9x on day 1, visibly below the level we had seen right after our acquisition of Sigma-Aldrich.

I'm going to Slide number 14. You may remember that at our Capital Markets Day 2018, we presented to you a strategic capital allocation approach until 2022, which very much centered around a clear definition of portfolio roles for our businesses to steer our investment priorities, as well as around the guardrails to maintain 3 balanced pillars for the Merck KGaA, Darmstadt, Germany Group.

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FEBRUARY 27, 2019 / 2:30PM, MRK.DE - Merck KGaA, Darmstadt, Germany Submits All-Cash Proposal to Acquire Versum Materials Call

So from a Group perspective, the proposed acquisition clearly meets this criteria. It strengthens our Performance Materials business and the high growth electronics materials markets. For PM itself, the combination with Versum Materials would clearly be a significant step, both in terms of absolute size as well as in terms of its longer-term profitability and growth prospects.

With regard to the expected cost synergies of EUR 60 million per annum by year 3, we see these mainly from the rationalization of SG&A functions. The level is roughly in line with what you may still remember from our acquisition of AZ Electronic Materials, which were back then some 4% to 5% of acquired sales.

When looking on Slide number 15, I alluded to the future growth prospects for Performance Materials already. With a proposed acquisition, we would take a podium position to capitalize on the electronics materials and semiconductor industries growth drivers. New, more powerful applications, exploding data volume, complexity of devices, all of them require high-purity materials to enable and support the electronics industries speed of innovation.

On Slide number 16, when you look on Slide number 16, we have shown to you the picture of a semi-con factory. Our combined portfolios are very complementary. And this chart, simplifies a little bit where Merck KGaA, Darmstadt, Germany has been active so far, and how our potentially expanded electronics materials platform would fit into the electronics value chain. The offering would span from consumables to production equipment as well as services to our customers worldwide. And the combined business would have a good fit in electronics, chemicals and specialty gadgets.

Finally, I'm on Slide number 17. The proposed transaction raises Performance Materials exposure to high-growth market segments in electronic materials and solutions. The Semiconductor Solutions business will account for around 50% of the divisional sales.

And now, I hand back to Stefan for the closing remarks.

Stefan Oschmann - Merck KGaA, Darmstadt, Germany - Chairman of Executive Board & CEO

Thank you, Marcus. So to summarize, the proposed transaction is consistent with our capital allocation strategy and it rebalances our portfolio on 3 pillars.

We are creating a leading electronic materials player in high-growth market segments in the semiconductor and display industries.

We are convinced that our proposal is clearly superior to the existing. We are the best strategic owner of Versum Materials and offer a cash base attractive premium.

The transaction will be earnings accretive for our company, and it's clearly in line with our communicated financial and strategic M&A criteria. And now we would move on to your questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) And your first question is coming from Matt Weston, Crédit Suisse.

Matthew Weston - Crédit Suisse AG, Research Division - MD and Co-Head of European Pharmaceutical Equity Research

3, if I can please. Stefan, at the Merck KGaA, Darmstadt, Germany Management day, you made it clear that your wanted to bolster electronic chemicals, you floated the idea of EUR 5 billion bolt-on. So I'd love to understand if you're the best owner of Versum. Why it's taken you until the end of February to make the offer?

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FEBRUARY 27, 2019 / 2:30PM, MRK.DE - Merck KGaA, Darmstadt, Germany Submits All-Cash Proposal to Acquire Versum Materials Call

Secondly, you made a comment that you don't foresee any legal barriers to the merger. But as I recall from your PM presentation last summer, you said, you were a leader in CMP slurries and deposition. I've seen material from Versum where they also claim to be leaders in both those markets. So can you explain to us, why there is no competition issue, if there is clearly overlap? And then finally, I'd really like to understand what the threat is to MERCK's KGaA, Darmstadt, Germany electronic chemicals business, if this doesn't go ahead, and you find yourself up against some Entegris combination. How much of this is defensive versus this being the right deal for MERCK KGaA, Darmstadt, Germany?

Stefan Oschmann - Merck KGaA, Darmstadt, Germany - Chairman of Executive Board & CEO

Thank you, Matthew. I must make one statement before I answer you please, and that relates to all questions understand that in compliance with U.S. legal rules, we are limiting replies to information that we have filed publicly. So when it comes to your questions about whether this is a defensive move by our company and whether the combined business of Entegris and Versum would challenge our position. My answer is when we announced the new Performance Materials business strategy last year, we clearly stated that we will focus on the electronic materials market and that the semi conductor business within Performance Materials is our growth area. We see attractive opportunities in this sector for both profitable, organic and inorganic growth that we want to leverage. That means that our Performance Materials business is and will continue to be strongly positioned irrespective of a potential combination of Entegris and Versum.

However, with Versum having made the decision to enter into a merger, we are confident that we are the best home for the business. We are confident that the combination of Versum and our company is a more sustainably — sustainable and strategically sound alternative. It would create a leading player in the electronic materials market. The combined business will deliver leading edge innovation in electronic materials to our customers and around the globe. When it comes to timing, the Versum Board has already decided to merge with a partner. Once it made that decision, it opened a door to the possibility of a superior proposal. And when it comes to product portfolio, I refer to the statement that we made earlier. Kai Beckman is also with us. He can go into more depth when it comes to specific product and operations related questions.

Kai Beckmann - Merck KGaA, Darmstadt, Germany - CEO of Performance Materials & Member of the Executive Board

Matthew, this is Kai Beckmann speaking. So our portfolio is very complementary with our established presence in lithography and Versum's established position in deposition and by bringing novel technologies to our customer.

Matthew Weston - Crédit Suisse AG, Research Division - MD and Co-Head of European Pharmaceutical Equity Research

And can I just push, because I think you did say you were top 3 player in slurries. They say they're a market leader. And you both claim to be in deposition. I would just love to — Kai, I'm really picking your brain as a simple pharma guy. Is there something that means that you're positioned in different places within those broad markets, such that you feel there is no overlap? And if I understood it in more detail, I would know that? Or that do you think the market position of the combined business simply doesn't take you over limits that would be concerning?

Kai Beckmann - Merck KGaA, Darmstadt, Germany - CEO of Performance Materials & Member of the Executive Board

Matt, I understand your question, just want to repeat what Stefan already said. In compliance with the U.S. legal rules, we are limiting replies today to information that we have filed publicly. That's why I'm not — hope you understood.

Operator

Your next question is coming from the line of Sachin Jain from Bank of America.

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FEBRUARY 27, 2019 / 2:30PM, MRK.DE - Merck KGaA, Darmstadt, Germany Submits All-Cash Proposal to Acquire Versum Materials Call

Sachin Jain - BofA Merrill Lynch, Research Division - MD

I just had 1 question, as it pertains to whether this is part of a portfolio of deals, and it goes back to the slide you had at the CMD , where you within PM lifted bolt-on acquisitions and larger acquisitions? And Stefan, if you remember the time, I asked a question around the size of deals potentially being larger in PM. You frame this is a bolt-on acquisition clearly takes your leverage to 3x. Do you plan any further deals within PM? And you are able to rule out larger acquisitions for the remainder of this year and into next year?

Stefan Oschmann – Merck KGaA, Darmstadt, Germany - Chairman of Executive Board & CEO

So, Sachin, we have — our company has guardrails that you're aware of, and they require a balanced structure and 3 strong businesses: Health care; Life Science; and Performance Materials. And as you know, we regularly review our portfolio to ensure sufficient diversification and make disciplined capital allocation decisions accordingly. And given our belief in Healthcare's pipeline potential as well as Life Science recent completion of the Sigma-Aldrich acquisition, investing into the Performance Materials right now is a logical next step. And as for our financial flexibility, over the past month, we have continuously stressed the importance of deleveraging as a key priority for the entire group. And thanks to this focus, and also thanks to most — to the recently announced successful divestment of the Consumer Health business to Procter & Gamble, in — that was in late 2018. We managed to reduce our net debt EBITDA pre ratio below 2, and have regained the required financial flexibility. This proposal executes also on the Performance Materials strategy that we communicated in mid-2018. It repositions the Performance Materials business as a leading electronics materials player by investing into business that promises mid-to high single-digit growth in semi conductors. The potential acquisition of Versum would allow us to double the contribution of this highly attractive business. Having said that smaller bolt-ons in Life Science, for instance, are of course, not ruled out.

Operator

Your next question is coming Wimal Kapadia from Bernstein.

Wimal Kapadia - Sanford C. Bernstein & Co., LLC., Research Division - Research Analyst

Wimal Kapadia from Bernstein. So just looking through Versum's reports, it looks like price mix has been a negative driver of growth in the last 2 years in the Materials business by about 3% to 4%.

But given that volume growth, it is expected to slow down in terms of — it's a growing business, but it's slowing down. Should this negative price mix continue, how confident are you for the potential growth in the Materials business moving forward?

And then there's 2 smaller questions. Are there any potential revenue synergies from the deal longer-term? And then, are Merck KGaA, Darmstadt, Germany prepared to go higher if the initial offer is rejected.

Stefan Oschmann - Merck KGaA, Darmstadt, Germany - Chairman of Executive Board & CEO

Thank you. So when it comes to your last question, I must under — I must repeat the statement that we've made before, please understand in compliance with U.S. legal rules, we're limiting replies to information that we've filed publicly. When it comes to your first question, we are not buying this for short-term cycle gains. We see positive long — we see positive long-term trend in the market with semiconductor materials market growth estimated at the mid-single-digit. In particular, we assume, continued outperformance to million square inches from new chip technologies,for instance, 3D NAND RAMs and pickup the CapEx cycle for future capacity expansion. And within our company Versum would become part of the diversified group, which can more easily afford and safeguard investment through the cycle. Marcus?

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FEBRUARY 27, 2019 / 2:30PM, MRK.DE - Merck KGaA, Darmstadt, Germany Submits All-Cash Proposal to Acquire Versum Materials Call

Marcus Kuhnert - Merck KGaA, Darmstadt, Germany - CFO & Member of Executive Board

Yes. meanwhile, I will take your second question. So we expect to realize cost synergies of about EUR 60 million per annum, which come mainly from SG&A rationalization. At this point in time, we have not seen any revenue synergies in the calculation.

Stefan Oschmann - Merck KGaA, Darmstadt, Germany - Chairman of Executive Board & CEO

Kai is going to give more information on your first question.

Kai Beckmann - Merck KGaA, Darmstadt, Germany - CEO of Performance Materials & Member of the Executive Board

Right, so the electronics market, Wimal, is driven as you know by megatrends and diverse applications. And nearly all market demand is innovations in electronics. So we see diversification across multiple end applications, for example, automotive and industrial applications, these are the key growth drivers. Most megatrends are driven by electronics. So data explosion and AI will have the biggest impact, and will be enabled by new chip architecture. So we see the semiconductor materials industry as highly attractive segment based on strong demand for semiconductor, and driven by this key -- AI trends that I just explained. We think that this trend generates sustainable growth and strong margins.

Operator

Your next question is coming from Richard Vosser from J.P. Morgan.

Richard Vosser - JP Morgan Chase & Co, Research Division - Senior Analyst

First question. Just thinking about the financing, and potential cost of that financing, given the target company is in the U.S. Should we be thinking about a higher cost of financing towards the 3% range or something lower? And then, second question, just going back to those growth trends.It seems as though you are suggesting the combined company within the semiconductor space would have a mid-to high single-digit or low to mid-single-digit growth of the — of that combined businesses. Is that how we should think about this when combining the businesses? And maybe one, hopefully, you can answer in terms of margin development, just thinking about future growth, should we be thinking about improving margins in Performance Materials going forward again or not?

Marcus Kuhnert - Merck KGaA, Darmstadt, Germany - CFO & Member of Executive Board

So, Richard, thank you for your 2 questions. So I will start with the question regarding the financing costs. We plan to finance the acquisition with a combination of cash and debt. Unfortunately, as we said before, we cannot disclose any information that we have not filed. So I cannot talk about the expected financing cost today. Sorry for that. And on the margin development...

Kai Beckmann - Merck KGaA, Darmstadt, Germany - CEO of Performance Materials & Member of the Executive Board

On the pros, I can comment on this one. Richard this is Kai speaking on the growth. I would refer to Page 17 in the slide deck where we have stated that we stick to our forecast on the combined business, mid-to high single-digit growth is on the left hand side of the slide.

Stefan Oschmann - Merck KGaA, Darmstadt, Germany - Chairman of Executive Board & CEO

And maybe in addition to this, couple of comments on the strategic rationale. The combined R&D strength of our company and Versum would increase innovation speed, capacity and expertise to generate novel technologies. Customers would benefit from increased scale, from product,increased product and service depth hence global presence and a strength in supply chain. We intend to join forces to strengthen our supplier base, quality and logistics. And thereby, providing the best total cost of ownership to our customers. Versum has a similar innovation driven business model as our company has. Our portfolios are very complementary with our established presence in lithography and Versum's established position— to position, thereby, bringing novel technologies to our customers. And enabling additional sources for innovation from leading positions in these segments driven by new chip architectures. We believe we are the best home for Versum to the highest benefit for shareholders, employees and customers.

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FEBRUARY 27, 2019 / 2:30PM, MRK.DE - Merck KGaA, Darmstadt, Germany Submits All-Cash Proposal to Acquire Versum Materials Call

Marcus Kuhnert - Merck KGaA, Darmstadt, Germany - CFO & Member of Executive Board

On your question, Richard, on the future margin development. As you know, PM's margin ambition is around 30%, and this is a long-term view on our business. Given that Versum reports roughly 33% margin, and we are on top of that aiming to realize EUR 60 million of synergies per annum with this acquisition, it is, obviously, expected to be margin accretive to our long-term ambition. So you can do your own math, and you will see that the affect will be visible, but should also, on the other hand should not be overestimated.

Operator

Your next question is coming from Peter Verdult from Citi.

Peter Verdult - Citigroup Inc, Research Division - Director

Peter Verdult, Citi. Just a few questions. Can I — coming back to your response for the last question, when I look at consensus — Versum consensus,the top line growth expectations are around 3% to 4%. So just wanting to understand, if you can, given the SEC requirements, whether you can —how you square that circle between your mid-to high single digit growth expectations? And what consensus is that for Versum? Secondly, could I take the opportunity more generally just to ask you to maybe give us maybe a sense of the current semi-business at Merck KGaA, Darmstadt, Germany, whether that's still operating within your expectations, given recent market volatility? And then lastly, could you perhaps lift a little bit more on the innovation that you see at Versum, which particularly excites you versus what you are doing internally at Merck KGaA, Darmstadt, Germany?

Kai Beckmann - Merck KGaA, Darmstadt, Germany - CEO of Performance Materials & Member of the Executive Board

So Peter, let me come to your first 2 questions. And I think, as you've already expected, we cannot go beyond what has been already said in reference to the, kind of, the legal constraint that we just explained. On your third note on the innovation side, I think, if you recollect earlier to the area of where we are strong and where Versum is strong in combined R&D in lithography and deposition. And I would like to stick with that statement for now.

Constantin Fest - Merck KGaA, Darmstadt, Germany - Head of IR

Next question please?

Operator

Your next question is coming from Emily Field from Barclays.

Emily Field - Barclays Bank PLC, Research Division - Research Analyst

I was just wondering if you could comment on why you see greater value in Versum as a standalone entity rather than the combined Entegris Versum entity? And then perhaps ask — a question has been asked a different way. Do you consider the markets for the materials that Versum supplies to manufacturers to be particularly fragmented? Or are these markets that are dominated by small number of players?

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FEBRUARY 27, 2019 / 2:30PM, MRK.DE - Merck KGaA, Darmstadt, Germany Submits All-Cash Proposal to Acquire Versum Materials Call

Then lastly, just given that you don't need a shareholder vote from your side and so the path forward is largely in the hands of the management and the Board. How do you — I guess, set boundaries in terms of final price you'll be going to pay and/or timing?

Stefan Oschmann - Merck KGaA, Darmstadt, Germany - Chairman of Executive Board & CEO

Yes, I will start. We believe strongly in the strategic fit with Versum, which is why we have made a superior proposal. The combined business of our company and Versum would have a stronger R&D capability, which would enable us to accelerate innovation for our customers in a rapidly evolving marketplace. And as I said before, customers would also benefit from increased scale product and service depth, enhanced global presence and the strength in supply chain. That all would help us to drive leading innovation supported by long-term tailwinds in the industry. And the combined business of our company and Versum would offer customers the complementary portfolio of electronic materials equipment and services. Our cash proposal, which represents a premium of 50 point — 51.7% of the uneffected stock price, is clearly superior to the offer from Entegris, and offers a certain value without subjecting Versum shareholders to the integration risk of the combination and the performance risks of the combined company. We believe our proposal is a full and fair price based on publicly available information.

Marcus Kuhnert - Merck KGaA, Darmstadt, Germany - CFO & Member of Executive Board

Perhaps, Emily, I could take your second question, and I can only answer in a very general way. We don't expect any regulatory obstacle. So let's keep it — let us keep it on this level for now.

Operator

Your next question is coming from Joe Lockey from Morgan Stanley.

Joseph W Lockey - Morgan Stanley, Research Division - Equity Analyst

Joseph Lockey from Morgan Stanley. Most of my questions are surely been answered. Marcus, it's just one remaining. Can you talk about since the acquisition of AZ, how the margins have developed within that business and what you have done to achieve that?

Marcus Kuhnert - Merck KGaA, Darmstadt, Germany - CFO & Member of Executive Board

You mean AZ now, Joe?

Joseph W Lockey - Morgan Stanley, Research Division - Equity Analyst

Yes. AZ.

Marcus Kuhnert - Merck KGaA, Darmstadt, Germany - CFO & Member of Executive Board

Yes. So the margins for AZ have developed very favorably after the acquisition. We have had a good timing when we acquired AZ, so that means after the acquisition, after the closing, we've seen a tick up in the overall industry dynamics, which means that the top line growth momentum has increased.

Furthermore, we have been very successful in realizing the synergies that we have promised. We have even overdelivered significantly. So the growth dynamic plus a successful realization of the synergies has led to a significant margin expansion of AZ Electronic Materials since the time of the closing. As far as I remember, AZ was in the high 20s or around 30% when we acquired it. It is higher now.

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FEBRUARY 27, 2019 / 2:30PM, MRK.DE - Merck KGaA, Darmstadt, Germany Submits All-Cash Proposal to Acquire Versum Materials Call

Constantin Fest - Merck KGaA, Darmstadt, Germany - Head of IR

I think we have time for one more question please. Thank you.

Operator

The next question is coming from Daniel Wendorff from Commerzbank.

Daniel Wendorff - Commerzbank AG, Research Division - Analyst

2 remain. One is basically a follow-up and so if possible to comment on. What's made Versum really attractive for you? Is it just the arriving opportunity? Or is it potentially a specific product group, like speciality gases which you did not have before? And my second question is, with that acquisition, you would basically broaden your portfolio at the front end of semiconductor manufacturing. And looking at the portfolio, the potential portfolio, following the potential acquisition of Versum, would you be happy then with the setup or will there still be gaps existing in your view?

Kai Beckmann - Merck KGaA, Darmstadt, Germany - CEO of Performance Materials & Member of the Executive Board

So, Daniel, let me take your questions. We believe that with the portfolio of Versum we are creating the best benefit for our shareholders and pleasing customers with that portfolio. It's a combined R&D strength of our company and Versum would increase the innovation speed. The capacity and expertise to generate novel technologies.

So that is the portfolio question that, I think, I answered — tried to answer earlier in a more general way. So customers will benefit from increased scale product and service depth, enhanced global presence and strength in supply chain, which would help to drive leading innovations supported by long-term tailwinds in the industry. So we intend to join force to strengthen our supplier base, the quality logistics, and there by providing the best total cost of ownership to our customers. And Versum has a similar — very similar innovation to the business model as our company. So with this combination and the product portfolio, the Materials portfolio that we alluded to earlier, I think, we believe that a good combination that covers best possible way the needs of that industry.

Constantin Fest - Merck KGaA, Darmstadt, Germany - Head of IR

Thank you so much. I think, these are all the questions and all the time we had today. Thank you so much for joining this call. Thank you so much for the interest in Merck KGaA, Darmstadt, Germany, and following our journey. This concludes today's call. Thank you, and goodbye.

Operator

Ladies and gentlemen, thank you for your attendance. This call has been concluded. You may disconnect.

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